EXHIBIT 32.2

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In  connection  with  the  Quarterly Report of Palomar Enterprises, Inc., a
Nevada corporation (the "Company"), on Form 10-QSB for the period ended September 30, 2004, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Brent Fouch, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
Section  906  of  the  Sarbanes-Oxley  Act  of  2002,  that:

     (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Dated: March 10, 2005.

                                    By /s/Brent Fouch
                                       --------------------------
                                       Brent Fouch,
                                       Chief Financial Officer of
                                       Palomar Enterprises, Inc.


                            MASTER PURCHASE AGREEMENT
                            -------------------------

                                  BY & BETWEEN:
                                  -------------

              PALOMAR ENTERPRISES, INC. AND PRICE RIGHT AUTO GROUP
              ----------------------------------------------------

Palomar Enterprises, Inc. and/or its assignees, agree (on a funds available basis) to provide up to a one million dollar ($1,000,000.00) purchase commitment to Price Right Auto Group.
The terms and conditions are as follows:

     a. Palomar Enterprises, Inc. will purchase secured 'packets' of auto contracts from Price Right Auto Group and/or affiliates
     b. Price Right Auto Group is responsible for the collection, management and oversight (servicing) of each individual contract
     c. In the event of default, Price Right Auto Group will replace new and viable contracts for any individual contracts that (may) default (of equal value)
     d. Palomar Enterprises, Inc., retains the right to convert each and every note to common shares (see Exhibit 'B' that is attached to each individual packet)
     e.   Term is twelve months from the date of signing
     f. Price Right Auto Group warranties a twelve (12%) annual rate of return on all purchased contracts
     g. Each contract is understood to be for a term of (no longer then) twelve months and all payments are to be fully amortized and to be paid in twelve equal amounts.



/s/ Steve Bonenberger   06-07-04     /s/ Robert Simpson    6/07/2004
--------------------------------     -------------------------------
Steve Bonenberger,        (date)     Robert Simpson,          (date)
Palomar Enterprises, Inc.            Price Right Auto Group


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